EXHIBIT 4.4

Execution Version

SECURITY AGREEMENT

DATED AS OF OCTOBER 18, 2011

AMONG

CDF2 HOLDINGS, LLC,

AND

EACH GRANTOR

FROM TIME TO TIME PARTY HERETO

AND

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,
AS COLLATERAL AGENT

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(continued)

Page

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ANNEXES AND SCHEDULES

Annex 1	-	Form of Pledge Amendment
Annex 2	-	Form of Joinder Agreement
Annex 3	-	Form of Intellectual Property Security Agreement
Schedule 1	-	Commercial Tort Claims
Schedule 2	-	Filings
Schedule 3	-	Jurisdiction of Organization; Chief Executive Office
Schedule 4	-	Location of Inventory and Equipment
Schedule 5	-	Pledged Collateral
Schedule 6	-	Intellectual Property

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SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of October 18, 2011, by CDF2 HOLDINGS, LLC, a Delaware limited liability company ( “Holdings”), and each of the other entities that becomes a party hereto pursuant to Section 8.6 (together with Holdings, the “Grantors”), in favor of Société Générale, New York Branch, as collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for CHG-MERIDIAN U.S. FINANCE, LTD., a California corporation (“CHG”), and any other CHG Lease Participants (as defined in the Multiparty Agreement) (collectively with CHG, the “Secured Parties”).

W I T N E S S E T H:

WHEREAS, CHG and any other CHG Lease Participants are providing a lease facility under two or more master lease agreements and associated lease schedules (collectively, the “CHG Lease Agreement”) to Holdings, as evidenced by the CHG Lease Facility Documents (as defined in the Multiparty Agreement), each dated as of even date herewith;

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the CHG Lease Facility Documents; and

WHEREAS, it is a condition precedent to the obligations of CHG and any other CHG Lease Participants under the CHG Lease Facility Documents that the Grantors shall have executed and delivered this Agreement to the Collateral Agent.

NOW, THEREFORE, in consideration of the premises and to induce CHG and any other CHG Lease Participants to enter into the CHG Lease Facility Documents and to induce CHG and any other CHG Lease Participants to perform their obligations under the CHG Lease Facility Documents, each Grantor hereby agrees with the Collateral Agent as follows:

ARTICLE 1
DEFINED TERMS

Section 1.1                      Definitions.

(a)           Capital terms used herein without definition are used as defined in the Senior Credit Documents.

(b)           The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “as-extracted collateral”, “certificated security”, “chattel paper”, “commercial tort claim”, “commodity contract”, “deposit account”, “electronic chattel paper”, “equipment”, “farm products”, “fixture”, “general intangible”, “goods”, “health-care-insurance receivable”, “instruments”, “inventory”, “investment property”, “letter-of-credit right”, “proceeds”, “record”, “securities account”, “security”, “supporting obligation” and “tangible chattel paper”.

(c)           The following terms shall have the following meanings:

“Agreement” means this Security Agreement.

“Applicable IP Office” means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States.

“CHG Lease Obligations” has the meaning specified in the Multiparty Agreement.

“Collateral” has the meaning specified in Section 3.1.  For avoidance of doubt and notwithstanding anything to the contrary herein, Collateral shall not include Excluded Stock and any proceeds thereof.

“Contractual Obligation” has the meaning specified in the Senior Credit Documents.

“Contracts” means all contracts, undertakings, or agreements (other than rights evidenced by chattel paper, documents or instruments) to which any Grantor now is, or hereafter will be, bound, or a party, beneficiary or assignee, in any event, including all contracts, undertakings, or agreements in or under which any Grantor may now or hereafter have any right, title or interest, including each Digital Cinema Deployment Agreement, each Exhibitor Agreement, each Supply Agreement, the Management Services Agreement, and any agreement relating to the terms of payment or the terms of performance of any account.

“Control Agreement” has the meaning specified in the Senior Credit Documents.

“Customary Permitted Liens” has the meaning specified in the Senior Credit Documents.

“Effective Date” has the meaning specified in the Senior Credit Documents.

“Event of Default” has the meaning specified in the CHG Lease Agreement.

“Excluded Stock” means the Stock of Holdings in the Senior Credit Agreement Borrower.

“Material Adverse Effect” has the meaning specified in the CHG Lease Agreement.

“Multiparty Agreement” means the Multiparty Agreement dated of even date herewith entered into by and among CINEDIGM DIGITAL FUNDING 2, LLC, a Delaware limited liability company, ACCESS DIGITAL CINEMA PHASE2 CORP., a Delaware corporation, Holdings, CINEDIGM DIGITAL CINEMA CORP., a Delaware corporation, each Grantor (as defined therein) from time to time party hereto, CHG, SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as collateral agent and administrative agent under the Senior Credit Documents, BALLANTYNE STRONG, INC., a Delaware corporation and the other Approved Vendors (as defined in the Senior Credit Documents) from time to time parties thereto.

“Person” has the meaning specified in the Senior Credit Documents.

“Pledged Certificated Stock” means, other than Excluded Stock, all certificated securities and any other Stock or Stock Equivalent of any Person evidenced by a certificate, instrument or other similar document (as defined in the UCC), in each case owned by any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Stock and Stock Equivalents set forth on Schedule 5.

“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any Indebtedness owed to such Grantor or other obligations, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Indebtedness set forth on Schedule 5, issued by the obligors named therein.

“Pledged Investment Property” means, other than Excluded Stock, any investment property owned by any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Stock or Pledged Debt Instruments.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means, other than Excluded Stock, any Stock or Stock Equivalent of any Person owned by any Grantor that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company, all right, title and interest of any Grantor in, to and under any Constituent Document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 5, to the extent such interests are not certificated.

“Secured Obligations” has the meaning specified in Section 3.2.

“Requirement of Law” has the meaning specified in the Senior Credit Documents.

“Senior Credit Agreement Borrower” means Cinedigm Digital Funding 2, LLC, a Delaware limited liability company.

“Senior Credit Documents” has the meaning specified in the Multiparty Agreement.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing, in each case included in or relating to the Collateral.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of the Collateral Agent’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Vehicles” means all vehicles covered by a certificate of title law of any state.

Section 1.2                      Certain Other Terms.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

ARTICLE 2
[RESERVED]

ARTICLE 3
GRANT OF SECURITY INTEREST

Section 3.1                      Collateral. For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:

(a)           all accounts, chattel paper, Contracts, deposit accounts (including any concentration account and Cash Management Account), securities accounts, documents (as defined in the UCC), equipment, general intangibles, instruments, inventory, investment property, and any supporting obligations related thereto;

(b)           the commercial tort claims described on Schedule 1 and on any supplement thereto received by the Collateral Agent pursuant to Section 5.9;

(c)           all books and records pertaining to the other property described in this Section 3.1;

(d)           all property of such Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power, including but not limited to cash;

(e)           all other goods (including but not limited to fixtures) and personal property of such Grantor, whether tangible or intangible and wherever located;

(f)           any and all additions, accessions and improvements to, all substitutions and replacements for and all products of or derived from the foregoing; and

(g)           to the extent not otherwise included, all proceeds of the foregoing.

Notwithstanding anything to the contrary contained herein or in any other CHG Lease Facility Document, this Agreement shall not constitute nor evidence a grant of a security interest, collateral assignment or any other type of Lien in Excluded Stock or any proceeds thereof.

Section 3.2                      Grant of Security Interest in Collateral.  Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all CHG Lease Obligations of such Grantor (the “Secured Obligations”), hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor.  Without limitation of the foregoing, each Grantor collaterally assigns all of such Grantor’s right, title and interest in and to the Collateral to the Collateral Agent for the benefit of the holders of the Secured Obligations to secure the payment and performance of the Secured Obligations to the full extent that such a collateral assignment is possible under the relevant law.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

To induce CHG and any other CHG Lease Participants to enter into the CHG Lease Facility Documents, each Grantor hereby represents and warrants each of the following to the Collateral Agent, CHG and the other Secured Parties:

Section 4.1                      Title; No Other Liens. Except for the Lien granted to the Collateral Agent pursuant to this Agreement and other Permitted Liens under any CHG Lease Facility Document or Senior Credit Document, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.

Section 4.2                      Perfection and Priority. The security interest granted pursuant to this Agreement constitutes a valid and continuing perfected security interest in favor of the Collateral Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on such schedule with respect to Collateral existing as of the Effective Date, have been delivered to the Collateral Agent in completed and duly authorized form), (ii) in the case of any deposit account, the execution of a Control Agreement, (iii) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, (iv) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a Contractual Obligation granting control under the UCC to the Collateral Agent over such letter-of-credit rights, (v) in the case of electronic chattel paper, the completion of all steps necessary to grant control to the Collateral Agent over such electronic chattel paper under the UCC and (vi) in the case of Vehicles, the actions required under Section 5.1(e).  Such security interest shall be prior to all other Liens on the Collateral except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law, Liens granted pursuant to the Holdings Security Agreement (as defined in the Senior Credit Documents) or unless otherwise permitted by any CHG Lease Facility Document or Senior Credit Document or upon (i) in the case of all Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property, the delivery thereof to the Collateral Agent of such Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property consisting of instruments and certificates, in each case properly endorsed for transfer to the Collateral Agent or in blank, (ii) in the case of all Pledged Investment Property not in certificated form, the execution of Control Agreements with respect to such investment property and (iii) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Stock, Pledged Debt Instruments or Pledged Investment Property, the delivery thereof to the Collateral Agent of such instruments and tangible chattel paper.  Except as set forth in this Section 4.2, as of the Effective Date all actions by each Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken. Upon the taking of the action described in this Section 4.2, such security interest shall be prior to all other Liens on the Collateral except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law, Liens granted pursuant to the Holdings Security Agreement (as defined in the Senior Credit Documents) or unless otherwise permitted by any Senior Credit Document or CHG Lease Facility Document.

Section 4.3                      Jurisdiction of Organization; Chief Executive Office. Such Grantor’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, in each case as of the date hereof, is specified on Schedule 3 and such Schedule 3 also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office or sole place of business for the five years preceding the date hereof.

Section 4.4                      Locations of Inventory; Equipment and Books and Records. On the date hereof, such Grantor’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed on Schedule 4 and such Schedule 4 also lists the locations of such inventory, equipment and books and records for the five years preceding the date hereof.

Section 4.5                      Pledged Collateral.

(a)           The Pledged Stock pledged by such Grantor hereunder (i) is listed on Schedule 5 and constitutes (or, in respect of Pledged Stock, the issuer of which is not a Subsidiary of or otherwise controlled by such Grantor, to such Grantor’s knowledge constitutes) that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 5, and (ii) with respect to Pledged Stock, the issuer of which is a Subsidiary of or otherwise controlled by such Grantor, has been duly authorized, validly issued and is fully paid and nonassessable (other than Pledged Stock in limited liability companies and partnerships) and (iii) to the extent constituting an obligation, constitutes the legal, valid and binding obligation of the issuer thereof with respect thereto, enforceable in accordance with its terms.

(b)           As of the Effective Date, all Pledged Collateral (other than Pledged Uncertificated Stock) and all Pledged Investment Property consisting of instruments and certificates in existence as of the Effective Date have been delivered to the Collateral Agent in accordance with Section 5.3(a).

(c)           Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall be entitled to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and shall be entitled to participate in the management of the issuer of such Pledged Stock to the same extent as such Grantor and, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock.

Section 4.6                      Instruments and Tangible Chattel Paper Formerly Accounts. No amount payable to such Grantor under or in connection with any account is evidenced by any instrument or tangible chattel paper involving an amount in excess of $250,000 in the aggregate at any one time that has not been delivered to the Collateral Agent, properly endorsed for transfer, to the extent delivery is required by Section 5.6(a).

Section 4.7                      Intellectual Property.

(a)           Schedule 6 sets forth a true and complete list of the following Intellectual Property such Grantor owns, licenses or otherwise has the right to use:  (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names and (iii) other Intellectual Property and material Software, separately identifying that owned and licensed to such Grantor and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by the Grantor with respect thereto.

(b)           On the Effective Date, all Intellectual Property owned by such Grantor is valid, in full force and effect, subsisting, unexpired and enforceable, and no Intellectual Property has been abandoned. No breach or default of any IP License shall be caused by any of the following, and none of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Intellectual Property material to the business of such Grantor: (i) the consummation of the transactions contemplated by any CHG Lease Facility Document or Senior Credit Document or (ii) any holding, decision, judgment or order rendered by any Governmental Authority in existence as of the Effective Date.  As of the Effective Date, there are no pending (or, to the knowledge of such Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor’s rights in, any Intellectual Property material to the business of such Grantor.  As of the Effective Date, to such Grantor’s knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any such Intellectual Property of such Grantor. Such Grantor, and to such Grantor’s knowledge each other party thereto, is not in material breach or default of any material IP License.

Section 4.8                      Commercial Tort Claims. The only commercial tort claims of any Grantor existing on the date hereof (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such commercial tort claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) are those listed on Schedule 1, which sets forth such information separately for each Grantor.

Section 4.9                      Specific Collateral. None of the Collateral is or is proceeds or products of farm products, as-extracted collateral, health-care-insurance receivables or timber to be cut.

Section 4.10                      Enforcement. No Permit, notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required for the exercise by the Collateral Agent of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally or any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral.

Section 4.11                      Solvency.  Grantor is Solvent on the date hereof and Grantor does not intend to incur or believe that it will incur, debts that will be beyond its ability to pay as such debts mature.

ARTICLE 5
COVENANTS

Each Grantor agrees with the Collateral Agent to the following, as long as any Secured Obligation remains outstanding:

Section 5.1                      Maintenance of Perfected Security Interest; Further Documentation and Consents.

(a)           Such Grantor shall (i) not use or permit any Collateral to be used in violation of any provision of any CHG Lease Facility Document or Senior Credit Document, any Requirement of Law in any material respect or any policy of insurance covering the Collateral and (ii) not enter into any Contractual Obligation or undertaking restricting the right or ability of such Grantor or the Collateral Agent to Sell any Collateral if such restriction would have a Material Adverse Effect.

(b)           Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest and such priority against the claims and demands of all Persons.

(c)           Such Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and in form and substance satisfactory to the Collateral Agent.

(d)           At any time and from time to time, upon the written request of the Collateral Agent, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this

Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the UCC (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as the Collateral Agent may reasonably request, including (A) securing all approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any Contractual Obligation, including any IP License, held by such Grantor and to enforce the security interests granted hereunder and (B) executing and delivering any Control Agreements with respect to deposit accounts and securities accounts.

(e)           If requested by the Collateral Agent, the Grantor shall arrange for the Collateral Agent’s first priority security interest to be noted on the certificate of title of each Vehicle and shall file any other necessary documentation in each jurisdiction that the Collateral Agent shall deem advisable to perfect its security interests in any Vehicle.

Section 5.2                      Changes in Locations, Name, Etc. Except upon 30 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of (a) all documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 4 showing any additional locations at which inventory or equipment shall be kept, such Grantor shall not do any of the following:

(i)           permit any inventory or equipment to be kept at a location other than those listed on Schedule 4, except for inventory or equipment in transit;

(ii)           change its jurisdiction of organization or its location, in each case from that referred to in Section 4.3; or

(iii)           change its legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

Section 5.3                      Pledged Collateral.

(a)           Delivery of Pledged Collateral. Such Grantor shall (i) deliver to the Collateral Agent, in suitable form for transfer and in form and substance satisfactory to the Collateral Agent, (A) all Pledged Certificated Stock, (B) all Pledged Debt Instruments and (C) all certificates and instruments evidencing Pledged Investment Property and (ii) maintain all other Pledged Investment Property in a Cash Collateral Account.

(b)           Event of Default. During the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(c)           Cash Distributions with respect to Pledged Collateral. Except as provided in Article 6, such Grantor shall be entitled to receive all cash, interest, dividends and distributions paid in respect of the Pledged Collateral or the Pledged Investment Property.

(d)           Voting Rights. Except as provided in Article 6, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral and the Pledged Investment Property; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would impair the Collateral or be inconsistent with or result in any violation of any provision of any CHG Lease Facility Document.

Section 5.4                      Accounts.

(a)           Such Grantor shall not without the Collateral Agent’s prior written consent, other than in the ordinary course of business, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that could adversely affect the value thereof.

(b)           The Collateral Agent shall have the right to make test verifications of the accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection therewith, provided, however, that unless a Default shall be continuing, (i) the Collateral Agent shall request no more than four such reports during any calendar year and (ii) the Collateral Agent may not directly contact any account debtor without Grantor’s prior written consent. At any time and from time to time, upon the Collateral Agent’s request, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the accounts; provided, however, that unless a Default shall be continuing, the Collateral Agent shall request no more than four such reports during any calendar year.

Section 5.5                      Commodity Contracts. Such Grantor shall not have any commodity contract other than with a Person approved by the Collateral Agent and subject to a Control Agreement.

Section 5.6                      Delivery of Instruments and Tangible Chattel Paper and Control of Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.

(a)           If any amount payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an instrument or tangible chattel paper involving an amount in excess of $250,000 in the aggregate at any one time other than such instrument delivered in accordance with Section 5.3(a) and in the possession of the Collateral Agent, such Grantor shall mark all such instruments and tangible chattel paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Société Générale, New York Branch, as Collateral Agent” and, at the request of the Collateral

Agent, shall immediately deliver such instrument or tangible chattel paper to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent.

(b)           Such Grantor shall not grant “control” (within the meaning of such term under Section 9-106 of the UCC) over any investment property to any Person other than the Collateral Agent.

(c)           If such Grantor is or becomes the beneficiary of a letter of credit that is not a supporting obligation of any Collateral, such Grantor shall promptly, and in any event within 2 Business Days after becoming a beneficiary, notify the Collateral Agent thereof and enter into a Contractual Obligation with the Collateral Agent, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall assign such letter-of-credit rights to the Collateral Agent in a manner sufficient to grant control for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC). Such Contractual Obligation shall also direct all payments thereunder to a Cash Collateral Account. The provisions of the Contractual Obligation shall be in form and substance reasonably satisfactory to the Collateral Agent.

(d)           If any amount payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper, such Grantor shall take all steps necessary to grant the Collateral Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 5.7                      Intellectual Property.

(a)           Promptly (and in any event within 10 Business Days) after any change to Schedule 6 for such Grantor, such Grantor shall provide the Collateral Agent notification thereof and the short-form intellectual property agreements and assignments as described in this Section 5.7 and other documents that the Collateral Agent reasonably requests with respect thereto.

(b)           Such Grantor shall (and shall cause all its licensees to) (i) (1) continue to use each Trademark material to such Grantor’s business included in the Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby, (w) any Trademark material to such Grantor’s business (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent material to such Grantor’s business included in the Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights material to such Grantor’s business included in the Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (z) any Trade Secret material to such Grantor’s business that is Intellectual Property may become publicly available or otherwise unprotectable.

(c)           Such Grantor shall notify the Collateral Agent promptly if it knows that any application or registration relating to any Intellectual Property material to the business of such Grantor may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability of such Grantor’s ownership of, interest in, right to use, register, own or maintain any such Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office). Such Grantor shall take all actions that are necessary or reasonably requested by the Collateral Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Intellectual Property material to the business of such Grantor.

(d)           Such Grantor shall not knowingly do any act or knowingly omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person. In the event that any Intellectual Property of such Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Grantor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor to the extent it is commercially reasonable to do so.

(e)           Such Grantor shall execute and deliver to the Collateral Agent in form and substance reasonably acceptable to the Collateral Agent and suitable for (i) filing in the Applicable IP Office the short-form intellectual property security agreements in the form attached hereto as Annex 3 for all Copyrights, Trademarks, Patents and IP Licenses of such Grantor and (ii) recording with the appropriate Internet domain name registrar, a duly executed form of assignment for all Internet Domain Names of such Grantor (together with appropriate supporting documentation as may be requested by the Collateral Agent).

Section 5.8                      Notices. Such Grantor shall promptly notify the Collateral Agent in writing of its acquisition of any interest hereafter in property that is of a type where a security interest or lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

Section 5.9                      Notice of Commercial Tort Claims. Such Grantor agrees that, if it shall acquire any interest in any commercial tort claim (whether from another Person or because such commercial tort claim shall have come into existence), (i) such Grantor shall, promptly upon such acquisition, deliver to the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent, a notice of the existence and nature of such commercial tort claim and a supplement to Schedule 1 containing a specific description of such commercial tort claim, (ii) Section 3.1 shall apply to such commercial tort claim and (iii) such Grantor shall execute and deliver to the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent, any document, and take all other action, reasonably deemed by the Collateral Agent to be reasonably necessary or appropriate for the Collateral Agent to obtain, on behalf of the Secured Parties, a perfected security interest having at least the priority set forth in Section 4.2 in all such commercial tort claims. Any supplement to Schedule 1 delivered pursuant to this Section 5.9 shall, after the receipt thereof by the Collateral Agent, become part of Schedule 1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

ARTICLE 6
REMEDIAL PROVISIONS

Section 6.1                      Code and Other Remedies.

(a)           UCC Remedies. During the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.

(b)           Disposition of Collateral. Without limiting the generality of the foregoing, the Collateral Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on the Collateral Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) Sell, grant an option or options to purchase and deliver any Collateral (or enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Requirements of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

(c)           Management of the Collateral. Each Grantor further agrees, that, during the continuance of any Event of Default, (i) at the Collateral Agent’s request, it shall assemble the Collateral and make it available to the Collateral Agent at places that the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, the Collateral Agent also has the right to require that each Grantor store and keep any Collateral pending further action by the Collateral Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Collateral Agent is able to Sell any Collateral, the Collateral Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent and (iv) the Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Collateral Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of the Collateral Agent.

(d)           Application of Proceeds. The Collateral Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and any other Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the CHG Lease Documents, and only after such application and after the payment by the Collateral Agent of any other amount required by any Requirement of Law, need the Collateral Agent account for the surplus, if any, to any Grantor.

(e)           Direct Obligation. Neither the Collateral Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor, any other Loan Party or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof.  All of the rights and remedies of the Collateral Agent and any other Secured Party under any CHG Lease Facility Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(f)           Commercially Reasonable. To the extent that applicable Requirements of Law impose duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent to do any of the following:

(i)           fail to incur significant costs, expenses or other Liabilities reasonably deemed as such by the Collateral Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii)           fail to obtain Permits, or other consents, for access to any Collateral to Sell or for the collection or Sale of any Collateral, or, if not required by other Requirements of Law, fail to obtain Permits or other consents for the collection or disposition of any Collateral;

(iii)           fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv)           advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v)           exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by the Collateral Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi)           dispose of assets in wholesale rather than retail markets;

(vii)           disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii)           purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of any Collateral or to provide the Collateral Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1. Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 6.1.

(g)           IP Licenses. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, Sell or grant options to purchase any Collateral) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Grantor.

Section 6.2                      Accounts and Payments in Respect of General Intangibles; Contracts.

(a)           In addition to, and not in substitution for or limitation of, any similar requirement in the CHG Lease Agreement, if required by the Collateral Agent at any time during the continuance of an Event of Default, any payment of accounts or payment under any Contract or otherwise in respect of general intangibles, when collected by any Grantor, shall be promptly (and, in any event, within 2 Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent, in a Cash Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 6.4. Until so turned over, such payment shall be held by such Grantor in trust for the Collateral Agent, and segregated from other funds of such Grantor. Each such deposit of proceeds of accounts and payments under any Contract or otherwise in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)           At any time during the continuance of an Event of Default:

(i)           each Grantor shall, upon the Collateral Agent’s request, deliver to the Collateral Agent all original and other documents evidencing, and relating to, the Contracts and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent;

(ii)           the Collateral Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its accounts or amounts due under Contracts, other general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any account or amounts due under any Contract or other general intangible. In addition, the Collateral Agent may at any time enforce such Grantor’s rights, under Contracts, under applicable law, or otherwise, against such account debtors and obligors of general intangibles; and

(iii)           each Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Collateral Agent to ensure any Internet Domain Name is registered.

(c)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each Contract, each account and each payment in respect of general intangibles, all in accordance with the terms of any Contract or other agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Contract or other agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any CHG Lease Facility Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any Contract or other agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3                      Pledged Collateral.

(a)           Voting Rights. During the continuance of an Event of Default, upon notice by the Collateral Agent to the relevant Grantor or Grantors, the Collateral Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b)           Proxies. In order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

(c)           Authorization of Issuers.  Each Grantor hereby expressly irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Collateral Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from Liabilities to such Grantor in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or make any other payment with respect to the Pledged Collateral directly to the Collateral Agent.

Section 6.4                      Contracts.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, at its option, exercise one or more of the following remedies with respect to the Contracts that constitute Collateral:

(a)           (i) take any action permitted under Section 6.1, Section 6.2, or otherwise under this Agreement and (ii) in the place and stead of the applicable Grantor, exercise any other rights of such Grantor under the Contracts in accordance with the terms thereof.  Without limitation of the foregoing, each Grantor agrees that upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, but is not obligated to, give notices, consents and demands and make elections under the Contracts, modify or waive the terms of the Contracts and enforce the Contracts, in each case, to the same extent and on the same terms as such Grantor might have done.  It is understood and agreed that notwithstanding the exercise of such rights and/or the taking of such actions by the Collateral Agent, such Grantor shall remain liable for performance of its obligations under the Contracts;

(b)           upon receipt by the Collateral Agent of notice from any counterparty to any Contract (the “Counterparties”) of such Counterparty’s intent to terminate such Contract, the Collateral Agent shall be entitled, but shall not be obligated, to (i) cure or cause to be cured the condition giving rise to such Counterparty’s right of termination of such Contract, or (ii) acquire and assume (or assign and cause the assumption by a third party of) the rights and obligations of the applicable Grantor under such Contract; and

(c)           upon termination of any Contract by operation of law or otherwise, the Collateral Agent shall be entitled, but shall not be obligated, to enter into a new agreement (“Successor Agreement”) with the Counterparty to such terminated Contract, on the same terms and with the same provisions as such terminated Contract.  Each Grantor shall have no rights or obligations whatsoever with respect to any Successor Agreement (it being understood that nothing herein shall release the Grantor of any obligations it may have under such terminated Contract).

Each Grantor acknowledges that the rights of the Collateral Agent described in this Section 6.4 are necessary to protect the interests of the Secured Parties and agrees to accept any actions taken by Collateral Agent in accordance with this Section 6.4.  It is also understood and agreed that notwithstanding the taking of any such actions by the Collateral Agent pursuant to this Section 6.4, the Collateral Agent shall not incur any liability to such Grantor or any other Person as a result of any such actions, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Collateral Agent (each as determined in a final, non-appealable judgment by a court of competent jurisdiction).  Each Grantor (i) authorizes the actions of the Counterparties under this Section 6.4 and (ii) agrees that following the receipt by the Collateral Agent of such notice described under subsection (b) above, or upon termination of any Contract as described in subsection (c), the Counterparties are authorized to, without further inquiry, rely on and act in accordance with any instructions such Counterparty receives which purport to be originated from the Collateral Agent without further consent from such Grantor notwithstanding any conflicting or contrary instructions such Counterparty receives from such Grantor, and such Counterparty shall have no liability to the Collateral Agent, the Grantors or any other Person in relying on and acting in accordance with any such instructions.

Section 6.5                      Proceeds to be Turned over to and Held by Collateral Agent. Unless otherwise expressly provided in the CHG Lease Agreement, the Senior Credit Documents or this Agreement, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalents shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by any Grantor, be turned over to the Collateral Agent in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by the Collateral Agent in cash or Cash Equivalents shall be held by the Collateral Agent in a Cash Collateral Account. All proceeds being held by the Collateral Agent in a Cash Collateral Account (or by such Grantor in trust for the Collateral Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the CHG Lease Agreement.

Section 6.6                      Registration Rights.

(a)           If, in the opinion of the Collateral Agent, it is necessary or advisable to Sell any portion of the Pledged Collateral by registering such Pledged Collateral under the provisions of the Securities Act of 1933 (the “Securities Act”), each relevant Grantor shall cause the issuer thereof (or, to the extent the issuer thereof is not a Subsidiary or otherwise controlled by such Grantor, use commercially reasonable efforts to cause the issuer thereof) to do or cause to be done all acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register such Pledged Collateral or that portion thereof to be Sold under the provisions of the Securities Act, all as directed by the Collateral Agent in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto and in compliance with the securities or laws of any jurisdiction that the Collateral Agent shall designate.

(b)           Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(c)           Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to this Section 6.6 valid and binding and in compliance with all applicable Requirements of Law. Each Grantor further agrees that a breach of any covenant contained in this Section 6.6 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.6 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the CHG Lease Agreement.

Section 6.7                      Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Collateral Agent or any other Secured Party to collect such deficiency.

ARTICLE 7
THE COLLATERAL AGENT

Section 7.1                      Collateral Agent’s Appointment as Attorney-in-Fact.

(a)           Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of the CHG Lease Facility Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the CHG Lease Facility Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent and its Related Persons the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following when an Event of Default shall be continuing:

(i)           in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any such moneys due under any Contract, account or general intangible or with respect to any other Collateral whenever payable;

(ii)           in the case of any Intellectual Property owned by or licensed to the Grantors, execute, deliver and have recorded any document that the Collateral Agent may request to evidence, effect, publicize or record the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)           pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the CHG Lease Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv)           execute, in connection with any sale provided for in Section 6.1 or Section 6.6, any document to effect or otherwise necessary or appropriate in relation to evidence the Sale of any Collateral; or

(v)           (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, (G) assign any Intellectual Property owned by the Grantors or any IP Licenses of the Grantors throughout the world on such terms and conditions and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment, (H) take any of the actions described in Sections 6.2 and 6.4, and (I) generally, Sell, grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes and do, at the Collateral Agent’s option, at any time or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the CHG Lease Facility Documents, all as fully and effectively as such Grantor might do.

(b)           If any Grantor fails to perform or comply with any Contractual Obligation contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.

(c)           The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable to the Collateral Agent in accordance with Section 4 of the Multiparty Agreement.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Secured Obligations are indefeasibly paid in full.

Section 7.2                      Authorization to File Financing Statements. Each Grantor authorizes the Collateral Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor” provided it excludes Excluded Stock. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Such Grantor also hereby ratifies its authorization for the Collateral Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.

Section 7.3                      Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the CHG Lease Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4                      Duty: Obligations and Liabilities.

(a)           Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interest in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, the Collateral Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by the Collateral Agent in good faith.

(b)           Obligations and Liabilities with respect to Collateral. No Secured Party and no Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Collateral Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers. The other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

ARTICLE 8
MISCELLANEOUS

Section 8.1                      Reinstatement. Each Grantor agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect as fully as if such payment had never been made. If, prior to any of the foregoing, any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2                      Release of Collateral.

(a)           Upon the full and final payment of the CHG Lease Obligations, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. Each Grantor is hereby authorized to file at such time UCC amendments and any other necessary documents evidencing the termination of the Liens so released. At the request of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral of such Grantor held by the Collateral Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)           If the Collateral Agent shall be directed by CHG and any other CHG Lease Participants to release any Lien or any Collateral, such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, such clauses (i) and (ii). In connection therewith, the Collateral Agent, at the request of any Grantor, shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such release.

(c)           At the time provided in the Senior Credit Documents and at the request of Holdings, a Grantor shall be released from its obligations hereunder in the event that all the Securities of such Grantor shall be Sold to any Person that is not an Affiliate of Holdings,

Holdings and the Subsidiaries of Holdings in a transaction permitted by the Senior Credit Documents.

Section 8.3                      Independent Obligations. The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations of any other Grantor. If any Secured Obligation is not paid when due, or upon any Event of Default, the Collateral Agent may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation then due, without first proceeding against any other Grantor, any other Loan Party, or any other Collateral and without first joining any other Grantor or any other Loan Party in any proceeding.

Section 8.4                      No Waiver by Course of Conduct. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section 8.5                      Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the CHG Lease Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2, respectively, in each case duly executed by the Collateral Agent and each Grantor directly affected thereby.

Section 8.6                      Additional Grantors; Additional Pledged Collateral.

(a)           Joinder Agreements.  If Holdings shall form or acquire any Subsidiary (other than the Senior Credit Agreement Borrower or any Subsidiary of the Senior Credit Agreement Borrower) which shall obtain any interest in any portion of the Collateral, Holdings shall cause such Subsidiary to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Annex 2 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

(b)           Pledge Amendments.  To the extent any Pledged Collateral has not been delivered as of the Effective Date, such Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”). Such Grantor authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement.

Section 8.7                      Notices.  All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in the CHG Lease

Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to Holdings’ notice address as set forth in the CHG Lease Agreement.

Section 8.8                      Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

Section 8.9                      Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 8.10                      Severability. Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 8.11                      Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 8.12                      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13                      Multiparty Agreement.  Notwithstanding anything to the contrary in this Agreement, the rights and remedies of the Collateral Agent and the Secured Parties (including the rights and remedies provided in Article 6 hereof) (a) are in addition to, and not in lieu of, its rights and remedies under the Multiparty Agreement and (b) are subject to the terms of the Multiparty Agreement.  In the event of any conflict between the terms of the Multiparty Agreement and this Agreement, the terms of the Multiparty Agreement shall govern and control.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

CDF2 HOLDINGS, LLC, as Grantor
By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President

Signature Page to Security Agreement

ACCEPTED AND AGREED
as of the date first above written:

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,
as Collateral Agent

By:	/s/ Richard O. Knowlton
Richard O. Knowlton Managing Director

Signature Page to Security Agreement

ANNEX 1

TO

SECURITY AGREEMENT1

FORM OF PLEDGE AMENDMENT

This PLEDGE AMENDMENT, dated as of _____ ___, 20__, is delivered pursuant to Section 8.6 of the Security Agreement, dated as of October 18, 2011, by CDF2 Holdings, LLC (“Holdings”), the undersigned Grantor and the other Affiliates of Holdings from time to time party thereto as Grantors in favor of Société Générale, New York Branch, as collateral agent for the Secured Parties referred to therein (the “Security Agreement”). Capitalized terms used herein without definition are used as defined in the Security Agreement.

The undersigned hereby agrees that this Pledge Amendment may be attached to the Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Security Agreement and shall secure all Secured Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Sections 4.1, 4.2, 4.5 and 4.10 of the Security Agreement is true and correct in respect of the Pledged Collateral listed on Annex 1-A as of the date hereof as if made on and as of such date.

[GRANTOR]
By:
Name:
Title:

_______________________________

1 To be used for pledge of undelivered Pledged Collateral by existing Grantor.

Annex 1 to and Security Agreement

ANNEX 1-A

PLEDGED STOCK

Issuer	Class	Certificate No(s)	Par Value	Number of Shares, Units or Interests

PLEDGED DEBT INSTRUMENTS

Issuer	Description of Debt	Certificate No(s)	Final Maturity	Principal Amount

ACKNOWLEDGED AND AGREED
as of the date first above written:

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH
as Collateral Agent

By:
Name:
Title:

Annex 1 to and Security Agreement

ANNEX 2

TO

SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _____ ___, 20__, is delivered pursuant to Section 8.6 of the Security Agreement, dated as of October 18, 2011, by CDF2 Holdings, LLC (“Holdings”) and the Affiliates of Holdings from time to time party thereto as Grantors in favor of Société Générale, New York Branch, as collateral agent for the Secured Parties referred to therein (the “Security Agreement”). Capitalized terms used herein without definition are used as defined in the Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 8.6 of the Security Agreement, hereby becomes a party to the Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the undersigned, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned and expressly assumes all obligations and liabilities of a Grantor thereunder. The undersigned hereby agrees to be bound as a Grantor for the purposes of the Security Agreement.

The information set forth in Annex 1-A is hereby added to the information set forth in Schedules 1 through 6 to the Security Agreement.  By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agree that this Joinder Agreement may be attached to the Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Joinder Amendment shall be and become part of the Collateral referred to in the Security Agreement and shall secure all Secured Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article 4 of the Security Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

Annex 2 to Security Agreement

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

Annex 2 to Security Agreement

ACKNOWLEDGED AND AGREED
as of the date first above written:

CDF2 HOLDINGS, LLC,
as Grantor

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH
as Collateral Agent

By:
Name:
Title:

Annex 2 to Security Agreement

ANNEX 1-A

[Description of Collateral to be added to Schedules 1 through 6 to the Security Agreement]

Annex 2 to Security Agreement

ANNEX 3
TO
SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT, dated as of _____ ___, 20__, is made by each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of Société Générale, New York Branch, as collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to a Security Agreement of even date herewith in favor of the Collateral Agent (the “Security Agreement”), each each Grantor has agreed to grant a security interest in its assets to secure the Secured Obligations (as defined therein); and

WHEREAS, all of the Grantors are party to the Security Agreement pursuant to which the Grantors are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce CHG and any other CHG Lease Participants to enter into the CHG Lease Facility Documents and to make their respective extensions of credit to Holdings thereunder, each Grantor hereby agrees with the Collateral Agent as follows:

Section 1.                      Defined Terms. Capitalized terms used herein without definition are used as defined in the Security Agreement.

Section 2.                      Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “[Copyright] [Trademark] [Patent] Collateral”):

(a)           [all of its Copyrights and all IP Licenses providing for the grant by or to such Grantor of any right under any Copyright, including, without limitation, those referred to on Schedule 1 hereto;

(b)           all renewals, reversions and extensions of the foregoing; and

(c)           all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all

Annex 3 to Security Agreement

rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(a)           [all of its Patents and all IP Licenses providing for the grant by or to such Grantor of any right under any Patent, including, without limitation, those referred to on Schedule 1 hereto;

(b)           all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing; and

(c)           all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(a)           [all of its Trademarks and all IP Licenses providing for the grant by or to such Grantor of any right under any Trademark, including, without limitation, those referred to on Schedule 1 hereto;

(b)           all renewals and extensions of the foregoing;

(c)           all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

(d)           all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

Section 3.                      Security Agreement. The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of the Collateral Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

Section 4.                      Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their [Copyrights] [Patents] [Trademarks] and IP Licenses subject to a security interest hereunder.

Annex 3 to Security Agreement

Section 5.                      Counterparts. This [Copyright] [Patent] [Trademark] Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

Section 6.                      Governing Law. This [Copyright] [Patent] [Trademark] Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

Annex 3 to Security Agreement

IN WITNESS WHEREOF, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [GRANTOR], as Grantor
By:
Name:
Title:

ACCEPTED AND AGREED

as of the date first above written:

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH
as Collateral Agent

By:
Name:
Title:

Annex 3 to Security Agreement

ACKNOWLEDGMENT OF GRANTOR

STATE OF ____________________	)
) ss.
COUNTY OF __________________	)

On this ___ day of _____ ___, 20__ before me personally appeared _____ proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of _____, who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

Notary Public

Annex 3 to Security Agreement

SCHEDULE I
TO
[COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT

[Copyright] [Patent] [Trademark] Registrations

A.            REGISTERED [COPYRIGHTS] [PATENTS] [TRADEMARKS]

[Include Registration Number and Date]

B.            [COPYRIGHT] [PATENT] [TRADEMARK] APPLICATIONS

[Include Application Number and Date]

C.            IP LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]

Annex 3 to Security Agreement

SCHEDULE 1 – COMMERCIAL TORT CLAIMS

None

Schedule 1 to Security Agreement

SCHEDULE 2 – FILINGS

UCC Financing Statement covering all of assets of CDF2 Holdings, LLC (other than Excluded Stock) and naming CDF2 Holdings, LLC, as debtor, and Société Générale, New York Branch, as collateral agent, on behalf of  the Secured Parties, to be filed with the Delaware Secretary of State.

Schedule 2 to Security Agreement

SCHEDULE 3 – JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE

Legal Name:	CDF2 Holdings, LLC
Jurisdiction of Organization:	Delaware
Organizational Identification Number:	4889179
Chief Executive Office:	CDF2 Holdings, LLC 55 Madison Avenue, Suite 300 Morristown, NJ 07960
Any other Jurisdiction of Organization, Legal Name or Chief Executive Office in the past five years:	None

Schedule 3 to Security Agreement

SCHEDULE 4 – LOCATION OF INVENTORY AND EQUIPMENT

Name of Theatre	Address	City	State and Zip Code	Screen #
College Square	6301 University Avenue	Cedar Falls	IA 50613	12
Coral Ridge Cinema	1451 Coral Ridge Avenue	Coralville	IA 52241	10
Crossroads Cinema	2450 Crossroads Blvd.	Waterloo	IA 50702	12
Sycamore Cinema	1602 Sycamore Street	Iowa City	IA 52240	12
Addison Cinemas	1555 West Lake Street	Addison	IL 60101	21
Chicago Heights Cinema	1301 Hilltop Avenue	Chicago Heights	IL 60411	14
Elgin Cinema	111 South Randall Road	Elgin	IL 60123	15
Gurnee Cinema	6144 Grand Avenue	Gurnee	IL 60031	20
Orland Park Cinemas	16350 South LaGrange Road	Orland Park	IL 60467	15
Duluth Cinema	300 Harbor Drive	Duluth	MN 55802	10
Elk River Cinema	570 Freeport Elk River Mall	Elk River	MN 55330	17
Hastings Cinema	1325 South Frontage Road	Hastings	MN 55033	9
Lakes Cinema	4351 Stebner Road	Hermantown	MN 55811	10
Oakdale Cinema	5677 Hadley Avenue	Oakdale	MN 55128	17
Parkwood Cinema	1533 Frontage Road	North Waite Park	MN 56387	17
Rosemount Cinema	15280 Carrousel Way	Rosemount	MN 55068	8
Shakopee Cinema	1116 Shakopee Town Square	Shakopee	MN 55379	11
Century Cinema	3931 9th Avenue SW	Fargo	ND 58103	10
West Acres Cinema	4101 17th Avenue SW	Fargo	ND 58103	14
20 Grand Cinemas	14304 West Maple Road	Omaha	NE 68164	19
Edgewood Cinema	5220 South 56th Street	Lincoln	NE 68516	6
Lincoln Grand Cinema	1101 P Street	Lincoln Grand	NE 68508	14
South Pointe Cinema	2920 Pine Lake Road	Lincoln	NE 68516	6
Twin Creek Cinema	3909 Raynor Parkway	Bellevue	NE 68123	16
Village Pointe Cinema	304 North 174th Street	Omaha	NE 68118	16
Crosswoods Cinema	200 Hutchinson Avenue	Columbus	OH 43234	17
Pickerington Cinema	1776 Hill Road North	Pickerington	OH 43147	17
Appleton East Cinema	W3091 Van Roy Road	Appleton	WI 54915	16
Bay Park Cinema	755 Willard Drive	Green Bay	WI 54324	16
Campus Ripon	103 Watson Street	Ripon	WI 54971	1
Cedar Creek Cinema	10101 Market Street, Box D20	Rothschild	WI 54474	10

Schedule 4 to Security Agreement
-1

Name of Theatre	Address	City	State and Zip Code	Screen #
La Crosse Cinema	2032 Warci Avenue	La Crosse	WI 54601	11
Eastgate Cinema	5202 High Crossing Blvd.	Madison	WI 53704	16
Green Bay East Cinema	100Q Kepler Drive	Green Bay	WI 54311	12
Hillside Cinema	2950 Hillside Drive	Delafield	WI 53018	14
Hollywood Cinema — Grand Chute	513 North Westhill Blvd.	Grand Chute	WI 54914	14
Majestic Cinema of Brookfield	770 North Springdale Road	Waukesha	WI 53186	16
Menomonee Falls Cinema	W180 N9393 Premier Lane	Menomonee Falls	WI 53051	16
North Shore Cinema	11700 North Port Washington Road	Mequon	WI 53092	11
Oshkosh Cinema	340 South Koeller Street	Oshkosh	WI 54902	12
Point Cinema	7825 Big Sky Drive	Madison	WI 53719	15
Renaissance Cinema	10411 Washington Avenue	Sturtevant	WI 53177	13
Ridge Cinema	5200 South Moorland Road	New Berlin	WI 53151	19
Saukville Cinema	350 S. Riverside Drive	Saukville	WI 53080	12
Sheboygan Cinema	3226 Kohler Memorial Drive	Sheboygan	WI 53081	13
South Shore Cinema	7261 South 13th Street	Oak Creek	WI 53154	16

Books and Records

Cinedigm Digital Funding 2, LLC

55 Madison Avenue, Suite 300

Morristown, NJ 07960

Schedule 4 to Security Agreement

SCHEDULE 5 – PLEDGED COLLATERAL

None

Schedule 5 to Security Agreement

SCHEDULE 6 – INTELLECTUAL PROPERTY

CDF2 Holdings, LLC licenses Access Digital Media Inc.’s proprietary software products pursuant to that certain Software License Agreement, dated as of October 18, 2011, among CDF2 Holdings, LLC, Cinedigm Digital Funding 2, LLC and Access Digital Media, Inc.

CDF2 Holdings, LLC licenses Hollywood Software Inc.’s proprietary software products pursuant to that certain Software License Agreement, dated as of October 18, 2011, among CDF2 Holdings, LLC, Cinedigm Digital Funding 2, LLC and Hollywood Software, Inc.

Schedule 6 to Security Agreement